Exhibit 4.29

Execution Version

AMENDMENT AGREEMENT

dated 3 December 2013

for

Southern Kuzbass Coal Company Open Joint Stock Company

as Borrower

and

UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG), London Branch as Facility Agent

relating to a Facility Agreement dated 6 September 2010 (as amended)

THIS AGREEMENT is dated 3 December 2013 and made between:

(1)	Southern Kuzbass Coal Company Open Joint Stock Company, a company incorporated under the laws of the Russian Federation with its registered address at ul. Junosti, 6, g. Mezhdurechensk, Kemerovskaja Oblast, Russian Federation as borrower (the “Borrower”); and

(2)	UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG), London Branch as facility agent (the “Facility Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amendment Effective Date” means the date on which the Facility Agent has notified the Borrower that it has received all the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance reasonably satisfactory to the Facility Agent and:

(a)	in respect of the amendments set out in Clause 4 (Amendment), other than Clause 4.2 (Repayment and maturity extension) and Clause 4.7 (Amendment to Mandatory prepayments), the Facility Agent has received the consent of the Majority Lenders (the “Majority Lender Amendment Effective Date”); or

(b)	in respect of the amendments set out in Clause 4.2 (Repayment and maturity extension) and Clause 4.7 (Amendment to Mandatory prepayments), the Facility Agent has received the consent of all Lenders (the “All Lender Amendment Effective Date”).

“Borrower Asset Pledge Amendment” means each amendment agreement to each Borrower Asset Pledge dated on or about the date of this Agreement.

“Confirmation Deed” means each confirmation deed dated on or about the date of this Agreement between each Obligor under the Original Facility Agreement, the Facility Agent and the Security Trustee (where relevant).

“Lender Amendment Fee Letter” means each amendment fee letter dated on or about the date of this Agreement between the Borrower and the Facility Agent (on behalf of the Lenders named therein) setting out any of the fees referred to in Clause 7 (Fees).

“Original Facility Agreement” means the US$857,142,858 Facility Agreement dated 6 September 2010 between the Borrower, the Mandated Lead Arrangers, the Original Lenders, the Facility Agent, the Security Agent, the Joint & Several Creditor, the Original Special Rate Providers and the Special Rate Agent, as amended and restated on 4 December 2012 and as further amended from time to time through to the date hereof.

“Party” means a party to this Agreement.

“Share Pledge Amendment” means each amendment agreement to each Share Pledge dated on or about the date of this Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, terms defined in the Original Facility Agreement have the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Third Party Rights

Other than the Finance Parties, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Designation

In accordance with the Original Facility Agreement, each of the Borrower and the Facility Agent designate this Agreement, each Confirmation Deed, each Borrower Asset Pledge Amendment and each Share Pledge Amendment as a Finance Document.

2.	CONDITIONS PRECEDENT

With effect from (and including) the relevant Amendment Effective Date, the Original Facility Agreement shall be amended as set out in Clause 4 {Amendment).

3.	REPRESENTATIONS

The Borrower makes the Repeating Representations by reference to the facts and circumstances then existing:

(a)	on the date of this Agreement; and

(b)	on each Amendment Effective Date,

but as if references in the Repeating Representations to “the Finance Documents” include this Agreement.

4.	AMENDMENT

4.1	General amendments

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended as follows:

(a)	a new definition of All Lender Amendment Effective Date shall be inserted in Clause 1.1 (Definitions) after the definition of Agent as follows:

““All Lender Amendment Effective Date” has the meaning given to it in the Amendment Agreement.”;

(b)	a new definition of Amendment Agreement shall be inserted in Clause 1.1 (Definitions) after the definition of Alternative Reference Banks as follows:

““Amendment Agreement” means the amendment agreement dated      December 2013 between the Borrower and the Facility Agent.”; and

(c)	a new definition of Majority Lender Amendment Effective Date shall be inserted in Clause 1.1 {Definitions) after the definition of LLC Law as follows:

““Majority Lender Amendment Effective Date” has the meaning given to it in the Amendment Agreement.”.

4.2	Repayment and maturity extension

With effect from the All Lender Amendment Effective Date, the Original Facility Agreement shall be amended as follows:

(a)	the definition of Grace Period in Clause 1.1 {Definitions) shall be deleted in its entirety and replaced with the following:

““Grace Period” means the period from and including the Designated Date to and including 8 December 2014.”;

(b)	the definition of Maturity Date in Clause 1.1 {Definitions) shall be deleted in its entirety and replaced with the following:

““Maturity Date” means 8 December 2016.”; and

(c)	the words “21 equal instalments” in Clause 6.1 {Repayment of the Advance) shall be deleted and replaced with “25 equal instalments”.

4.3	Transaction structure

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended as follows:

(a)	Schedule 15 {Approved Offtakers) of the Original Facility Agreement shall be amended by including the additional Offtakers set out in Schedule 2 {Additional Approved Offtakers);

(b)	the definition of Special Offtake Contract shall be amended by including the words “Brazil, “ before the words “Japan” in (a); and

(c)	the proviso contained in the brackets at the end of paragraph (c)(iii) of Clause 20.19 {Offtake Contract Cover Ratio) shall be deleted.

4.4	Permitted transactions

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended as follows:

(a)	the definition of Designated EBITDA Amount shall be amended by deleting paragraph (c) and replacing it with the following paragraph (c):

“(c)	31 December 2015, US$711,000,000.”;

(b)	the amendment to the definition of Designated EBITDA Amount set out in schedule 4 to the Waiver and Amendment Letter Agreement shall be disregarded and have no further effect;

(c)	the definition of Permitted Acquisition shall be amended by renumbering paragraph (h) as paragraph (i) and inserting a new paragraph (h) as follows:

“(h)	such Acquisition is of shares in, or a contribution to the share capital of, KGOK in an aggregate amount of, up to US$35,000,000; or”

(d)	the definition of Permitted Capital Expenditure shall be amended as follows:

(i)	paragraph (b)(i)(B) shall be deleted in its entirety and replaced with a new paragraph (B) as follows:

“(B)	US$215,000,000 during 2016,”

(ii)	paragraph (b)(i)(aa) shall be deleted in its entirety and replaced with a new paragraph (aa) as follows:

“(aa)	if a Mechel Mining Compliance Document delivered to the Facility Agent for the Relevant Period ending 31 December 2015 evidences that Mechel Mining’s EBITDA for that Relevant Period was less than 90 per cent, of the Designated EBITDA Amount for that Relevant Period, the threshold in paragraph (B) above for the financial year ending 31 December 2016 shall (unless the Facility Agent otherwise agrees) be reduced to US$190,000,000 and provided that during 2016, the amount of the permitted investment Capital Expenditure shall be reduced by US$50,000,000 if the disposal of Bluestone has been completed; and”;

(iii)	paragraph (b)(ii)(B) shall be amended by deleting “US$135,211,000” and replacing it with “US$174,000,000”;

(iv)	paragraph (b)(ii) shall be renumbered as paragraph (c) and new paragraphs (C) and (D) shall be added after paragraph (B) as follows:

“(C)	US$139,000,000 during 2015; and

(D)	US$238,000,000 during 2016,”;

(v)	paragraph (b)(iii) introduced by the Waiver and Amendment Letter Agreement shall be deleted in its entirety;

(vi)	current paragraph (c) shall be renumbered as paragraph (d); and

(vii)	paragraph (i) of the proviso at the end of the definition shall be amended by replacing the words “paragraphs (a) and (b)” with the words “paragraphs (a), (b) and (c)”; and

(e)	the definition of Permitted Disposal shall be amended as follows:

(i)	paragraph (m) shall be renumbered (n) and amended by replacing reference to paragraph (1) with reference to paragraph (m) in the first line; and

(ii)	new paragraph (m) shall be inserted as follows:

“(m)	of Bluestone; or”;

(f)	definition of Permitted Security shall be amended as follows:

(i)	a new paragraph (c) shall be inserted as follows:

“(c)	any Security over the participatory interest in OOO “Elgaugol” does not exceed 49 per cent, of the participatory interest in OOO “Elgaugol” and provided further that:

(i)	following the delivery by the Borrower and Mechel of evidence satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) that a member of the Mechel Mining Group (or an Affiliate) has entered into a subscription, share purchase or other similar agreement in respect of a Private Placement and that such agreement provides that not less than seventy-five per cent (75%) of the proceeds of the Private Placement are payable to the relevant member of the Mechel Mining Group (or an Affiliate) within 180 days of the date of such agreement; and

(ii)	no Event of Default is continuing,

the restriction in this paragraph (c) shall no longer apply; and”; and

(ii)	current paragraph (c) shall be renumbered as paragraph (d).

(g)	paragraph (b)(i) of Clause 20.24 {Loans and Guarantees) shall be amended by inserting in (B) after the words “a member of the Mechel Mining Group” the following wording:

“provided that any Financial Indebtedness owing by a member of the Mechel Mining Group to another member of the Mechel Mining Group in respect of funding of the financing costs incurred in connection with an up to US$2,503,700,000 project financing provided by State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” for the development of the Elga coal deposit shall not exceed US$200,000,000 in aggregate during 2013 to 2016 (inclusive)”;

(h)	paragraph (c) of Clause 20.24 {Loans and Guarantees) shall be deleted in its entirety and replaced with the following new paragraph (c):

“(c)	The Borrower shall (and shall ensure that each other member of the Mechel Mining Group will) ensure that the total aggregate amount of Financial Indebtedness owing by members of the Mechel Group to members of the Mechel Mining Group does not exceed US$1,400,000,000 and the Borrower shall (without prejudice to its other obligations under this Agreement) use its best efforts to ensure that the total outstanding amount of such Financial Indebtedness is reduced as much as possible during the term of the Facility.”.

4.5	Reporting

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended as follows:

(a)	paragraph (b) of Clause 18.3 {Reports) shall be deleted in its entirety and replaced with the following:

“The Borrower shall supply to the Facility Agent by email the updated 3-year financial projections in respect of the Mechel Mining Group within two Months after the end of each financial quarter of Mechel Mining.”;

(b)	new paragraphs (f), (g) and (h) shall be inserted in Clause 18.3 {Reports) after paragraph (e) as follows:

“(f)	The Borrower shall, in respect of the 3-year financial projections to be delivered for the period ending on 31 December 2013 (the “Forecast”), supply to the Facility Agent, no later than 30 June 2014:

(i)	a report (the “Operational Forecast Review Report”) from IMC Montan (International Economic and Energy Consulting) as the technical advisor which shall review the operational items with regard to opex, capex, volumes, ability to mine, market price assumptions included in the Forecast; and

(ii)	a report (the “Financial Forecast Review Report”) from an International Auditor as the financial advisor which shall review the cash flow items under the Forecast and their sensitivities with respect to the commodity prices, opex and capex as analyzed by IMC Montan (International Economic and Energy Consulting), and the various debt maturities in respect of the debt obligation included in the Forecast.

together, the “Forecast Review Reports”.

(g)	The Borrower shall ensure that the Forecast Review Reports are addressed to and are capable of being relied on by the Finance Parties. For the avoidance of doubt, no Event of Default shall occur if the outcome and contents of the Forecast Review Reports are not satisfactory to the Agent or any other Finance Party.

(h)	No later than 28 February 2014 the Borrower shall deliver to the Facility Agent engagement letters from each of the International Auditor and IMC Montan (International Economic and Energy Consulting) to the satisfaction of the Facility Agent (acting on the instructions of the Majority Lenders).”; and

(c)	paragraph (d) of Clause 18.1 {Financial statements) shall be amended by inserting the words “(or in the case of the financial half-year ending 30 June 2013, by 31 December 2013)” after “the end of each of its financial half-years”.

4.6	Mandatory prepayments - Excess Cash

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended by inserting a new Clause 7.11 {Mandatory prepayment - Excess Cash) after Clause 7.10 as follows:

“7.11 Mandatory prepayment - Excess Cash

(a)	In this Clause 7.11:

“Cash Sweep Date” means each day which is five Business Days after the day on which the relevant Cash Sweep Certificate is (or is required to be) delivered.

“Cash Sweep Period” means:

(a)	each period of 6 calendar months ending on the last day of each financial year of Mechel Mining; or

(b)	each period of 6 calendar months ending on the last day of each financial half-year of Mechel Mining,

provided that Cash and Cash Equivalent Investments for a Cash Sweep Period ending on the last day of any financial year of Mechel Mining shall be calculated by subtracting:

(i)	Cash and Cash Equivalent Investments for the Cash Sweep Period for the immediately preceding financial half-year of Mechel Mining; from

(ii)	Cash and Cash Equivalent Investments for that financial year.”

“Excess Cash” means the positive amount (if any) equal to:

(i)	the amount of Cash and Cash Equivalent Investments as at the end of each Cash Sweep Period as determined by reference to the Cash Sweep Certificate but excluding (to the extent included) any Net Equity Disposal Proceeds required to be applied in accordance with Clause 7.9 {Mandatory prepayment - disposal proceeds) and any Net Private Placement Proceeds required to be applied in accordance with Clause 7.10 {Mandatory prepayment - Private Placement proceeds), less:

(ii)	US$200,000,000,

(b)	The Borrower shall:

(i)	within ten Business Days after the end of each Cash Sweep Period provide to the Facility Agent a certificate signed by an authorised signatory of the Borrower setting out the amount of Cash and Cash Equivalent Investments of Mechel Mining as at the end of that Cash Sweep Period as determined by reference to the management estimations of Mechel Mining in respect of such Cash Sweep Period (the “Cash Sweep Certificate”); and

(ii)	within ten Business Days after each date on which the consolidated financial statements of Mechel Mining are (or are required to be) delivered in accordance with Clause 18.1(c) or 18.1 (d) {Financial statements) (as applicable) provide to the Facility Agent a certificate signed by an authorised signatory of the Borrower setting out the amount of Cash and Cash Equivalent Investments of Mechel Mining in respect of the most recently completed Cash Sweep Period as determined by reference to the consolidated financial statements of Mechel Mining delivered in accordance with Clause 18.1(c) or 18.1(d) {Financial statements) (as applicable) (the “Cash Sweep Reconciliation Certificate”).

(c)	At any time whilst the ratio of the Mechel Mining’s Net Borrowings to its EBITDA exceeds 3.5:1 (as determined in accordance with Clause 19.1(b)(i)), the Borrower shall, on each Cash Sweep Date, apply an amount equal to the Excess Cash towards the prepayment of Advances.

(d)	If the amount of Cash and Cash Equivalent Investments set out in the relevant Cash Sweep Certificate for the relevant Cash Sweep Period is lower than the amount of Cash and Cash Equivalent Investments set out in the Cash Sweep Reconciliation Certificate for that Cash Sweep Period (the “Cash Sweep Excess”), the Borrower shall within five Business Days after the delivery of the Cash Sweep Reconciliation Certificate apply an amount equal to the Cash Sweep Excess towards the prepayment of Advances.

(e)	If the amount of Cash and Cash Equivalent Investments set out in the relevant Cash Sweep Certificate for the relevant Cash Sweep Period is higher than the amount of Cash and Cash Equivalent Investments set out in the Cash Sweep Reconciliation Certificate for that Cash Sweep Period (the “Cash Sweep Shortfall”), the amount of such Cash Sweep Shortfall shall be deducted from the calculation of Excess Cash required to be prepaid on the immediately succeeding Cash Sweep Date.

(f)	No Break Costs shall be payable by the Borrower in respect of any prepayment required under this Clause 7.11.”

4.7	Amendment to Mandatory prepayments

With effect from the All Lender Amendment Effective Date, Clause 7 {Prepayment and cancellation) of the Original Facility Agreement shall be amended as follows:

(a)	paragraph (d) of Clause 7.9 (Mandatory prepayment - disposal proceeds) shall be amended as follows:

(i)	the words “25 per cent.” shall be deleted and replaced with the words “100 per cent.”; and

(ii)	the words “in accordance with the proportion set out in paragraph (g) below” shall be inserted after the words “that are not members of the Mechel Mining Group” in the last line of this paragraph;

(b)	paragraph (g) of Clause 7.9 (Mandatory prepayment - disposal proceeds) shall be deleted in its entirety and replaced with the following new paragraph (g):

“(g)	The Borrower shall ensure that any Disposal Repayment is applied against the Financial Indebtedness of the Mechel Mining Group as follows:

(i)	the portion of the Disposal Repayment calculated as a percentage which the aggregate amount of the Advances then outstanding constitutes in the aggregate amount of the Financial Indebtedness of the Mechel Mining Group owing to the creditors that are not members of the Mechel Mining Group (excluding any Financial Indebtedness under the Yakutugol Mining Facility Agreement) shall be applied in repayment and/or prepayment of the Advances, on a pro rata basis of each Lender’s participation in the Advances; and

(ii)	the remaining portion of the Disposal Repayment shall be applied in repayment and/or prepayment of the Financial Indebtedness of the Mechel Mining Group owing to the creditors that are not members of the Mechel Mining Group in complete discretion of Mechel Mining and/or any member of the Mechel Mining Group (as the case may be) as to which Financial Indebtedness of the Mechel Mining Group that remaining portion of the Disposal Repayment is to be applied against.”;

(c)	paragraph (c) of Clause 7.10 (Mandatory prepayment - Private Placement proceeds) shall be amended by inserting the words “and in accordance with the proportion set out in paragraph (h) below” after the words “that in the amount described in paragraph (d) below” in the last line of the last paragraph; and

(d)	paragraph (h) of Clause 7.10 (Mandatory prepayment - Private Placement proceeds) shall be deleted in its entirety and replaced with the following new paragraph (h):

“(h)	The Borrower shall ensure that any Private Placement Repayment is applied against the Financial Indebtedness of the Mechel Mining Group as follows:

(i)	the portion of the Private Placement Repayment calculated as a percentage which the aggregate amount of the Advances then outstanding constitutes in the aggregate amount of the Financial Indebtedness of the Mechel Mining Group owing to the creditors that are not members of the Mechel Mining Group (excluding any Financial Indebtedness under the Yakutugol Mining Facility Agreement) shall be applied in repayment and/or prepayment of the Advances, on a pro rata basis of each Lender’s participation in the Advances; and

(ii)	the remaining portion of the Private Placement Repayment shall be applied in repayment and/or prepayment of the Financial Indebtedness of the Mechel Mining Group owing to the creditors that are not members of the Mechel Mining Group in complete discretion of Mechel Mining and/or any member of the Mechel Mining Group (as the case may be) as to which Financial Indebtedness of the Mechel Mining Group that remaining portion of the Private Placement Repayment is to be applied against.”.

4.8	Amendments and waivers

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended by deleting paragraph (a) of Clause 33.1 (Required consents) and replacing it with the following:

“(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of (i) the Majority Lenders or (ii) with respect to a waiver of the requirement to provide a report pursuant to paragraph (I) of Clause 18.3 (Reports), Lenders whose participations in the Advances then outstanding aggregate more than 95 per cent, of all Advances then outstanding, and, in each case, the Borrower and any such amendment or waiver will be binding on all Parties.”

4.9	FATCA

With effect from the Majority Lender Amendment Effective Date, the Original Facility Agreement shall be amended as follows:

(a)	a new definition of Code shall be inserted in Clause 1.1 (Definitions) after the definition of CMP as follows:

““Code” means the US Internal Revenue Code of 1986.”;

(b)	the following new definitions shall be inserted in Clause 1.1 (Definitions) after the definition of Facility Office:

““FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(l)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(l)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthra payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Borrower by notice to that Lender and the Facility Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Facility Agent for the account of that Lender).”;

(c)	a new definition of US Tax Obligor shall be inserted in Clause 1.1 (Definitions) after the definition of US GAAP as follows:

““US Tax Obligor” means:

(a)	in the event that it becomes resident for tax purposes in the United States of America, the Borrower; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.”;

(d)	the definition of Tax Deduction in Clause 1.1 (Definitions) shall be amended by inserting the words “, other than a FATCA Deduction” after “Finance Document” in the last line of that paragraph;

(e)	a new paragraph (iv) shall be inserted after paragraph (iii) in Clause 7.6 (a) (Right of repayment and cancellation in relation to a single Lender) as follows:

“(iv)	any FATCA Protected Lender notifies the Facility Agent of a FATCA Event pursuant to Clause 7.12 (Mandatory repayment and cancellation of FATCA Protected Lenders)”;

(f)	in Clause 7.6 (a) (Right of repayment and cancellation in relation to a single Lender), the line following the new paragraph (iv) shall be amended to refer to “… paragraphs (i), (ii) and (iv) above …”, and the following line of that clause shall be amended to refer to “… that increase, indemnification or FATCA Event…”;

(g)	a new Clause 7.12 (Mandatory repayment and cancellation of FATCA Protected Lenders) shall be inserted after Clause 7.11 (Mandatory prepayment - Excess Cash) as follows:

“7.12	Mandatory repayment and cancellation of FATCA Protected Lenders

(a)	If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Facility Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Facility Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

(i)	that Lender shall, reasonably promptly after that date, notify the Facility Agent of that FATCA Event and the relevant FATCA Application Date;

(ii)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender):

(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Facility Agent;

(B)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s participation in the Advances on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.”;

(h)	a new paragraph (b)(ii)(C) shall be inserted after paragraph (b)(ii)(B) of Clause 12.3 (Tax Indemnity) as follows:

“(C)	relates to a FATCA Deduction required to be made by a Party.”;

(i)	a new Clause 12.9 (FATCA Information) shall be inserted after Clause 12.8 as follows:

“12.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA, it being understood that any information, documentation or confirmation required from an Obligor shall be given to the Facility Agent.

(b)	If a Party confirms to another Party pursuant to 12.9(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor, or where the Facility Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(v)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(vi)	any withholding statement and other documentation, authorisations and waivers as the Facility Agent may require to certify or establish the status of such Lender under FATCA.

The Facility Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)	Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Facility Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Facility Agent in writing of its legal inability to do so. The Facility Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower. The Facility Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).”;

(j)	a new Clause 12.10 (FATCA Deduction) shall be inserted after Clause 12.9 (FATCA Information) as follows:

“12.10 FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Finance Parties.”;

(k)	the following new paragraph (a) shall be added before the current paragraph (a) of Clause 13.3 (Exceptions), and subsequent paragraphs shall be renumbered accordingly:

“(a)	attributable to a FATCA Deduction required to be made by a Party;”;

(1)	a new paragraph (h) shall be inserted after paragraph (g) in Clause 24.12 (Resignation of an Agent) as follows:

“(h)	the Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 12.9 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.9 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.”;

(m)	a new paragraph (c) shall be inserted after paragraph (b) in Clause 33.1 (Required Consents) as follows:

“(c)	No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Facility Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Facility Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.”; and

(n)	a new paragraph (g) shall be inserted after paragraph (f) in Clause 33.2 (Exceptions) as follows:

“(g)

(i)	If the Facility Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Facility Agent or that Lender (as the case may be) notifies the Borrower and the Facility Agent accordingly, that amendment or waiver may, subject to paragraph (ii) below, not be effected without the consent of the Facility Agent or that Lender (as the case may be).

(ii)	The consent of a Lender shall not be required pursuant to paragraph (i) above if that Lender is a FATCA Protected Lender.”.

5.	AUTHORISATIONS

Pursuant to paragraph (b) of clause 33.1 (Required consents) of the Facility Agreement, the Facility Agent is authorised to effect, on behalf of each Finance Party any amendment set out in this Agreement and accordingly the Facility Agent is authorised to execute this Agreement for and on behalf of the Finance Parties, provided however, that the amendments set out in Clause 4 (Amendment) shall not enter into force and effect until after the Facility Agent has notified the Borrower that it has received the requisite Lender consent and that the relevant Amendment Effective Date has occurred.

6.	MISCELLANEOUS

6.1	Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended or waived by this Agreement, continue in full force and effect.

6.2	Incorporation of terms

The provisions of Clause 29 (Notices) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in that clause to “this Agreement” are references to this Agreement.

6.3	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	FEES

The Borrower shall pay to the Facility Agent (for the account of the Lenders) the amendment fees in relation to the implementation of the amendments to Original Facility Agreement in the amounts and at the times agreed in the Lender Amendment Fee Letters.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	ARBITRATION

Clause 37 (Arbitration) and Clause 38 (Process and immunity) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in fall in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Conditions precedent

Finance Documents

Executed and delivered originals of:

(a)	this Agreement;

(b)	each Confirmation Deed;

(c)	each Share Pledge Amendment;

(d)	each Borrower Asset Pledge Amendment; and

(e)	the Lender Amendment Fee Letter.

Constitutional documents

(a)	Notarised copy of each Russian Obligor’s duly registered constitutional documents (including any amendments thereto) and certificate of registration thereof in force at the date of each of the Finance Documents or a confirmation from the chief executive officer or any authorised signatory of the relevant Russian Obligor that these documents have not been amended since they were delivered to the Facility Agent or the Facility Agent’s legal advisers under the Original Facility Agreement.

(b)	Notarised copy of (i) each Russian Obligor’s registration certificate issued by the competent registration authority, (ii) each Russian Obligor’s certificate of its entry into the Unified State Registry of Legal Entities issued by the competent tax authority and (iii) an extract from the Unified Registry of Legal Entities in relation to each Russian Obligor issued by the competent tax authority or a confirmation from the chief executive officer or any authorised signatory of the relevant Russian Obligor that these documents have not been amended since they were delivered to the Facility Agent or the Facility Agent’s legal advisers under the Original Facility Agreement.

(c)	Certified copy of (i) the articles of association and (ii) the Registry of Commerce for MCAG.

(d)	Certified copies of (i) the certificate of incorporation and (ii) memorandum and articles of association of MCSGP.

Authorisations and capacity

(a)	Certified copy of all internal approvals and corporate resolutions necessary to authorise the Borrower to execute and perform this Agreement and each Russian Obligor to execute and perform the Confirmation Deed to which it is a party and any related documents and the transactions contemplated thereunder (including, but not limited to, any major transaction approvals or interested party transaction approvals required under the JSC Law, if applicable).

(b)	Certified copy of the minutes of a meeting of the shareholders of MCAG authorising MCAG to execute and perform the Confirmation Deed and any related documents and the transactions contemplated thereunder.

(c)	Certified copy of a resolution signed by all the holders of the issued shares in MCSGP, approving the terms of, and the transactions contemplated by, the Confirmation Deed to which it is a party.

(d)	Certified copy of a resolution of the board of directors of each of MCSGP and MCAG (i) authorising each of MCSGP and MCAG (as appropriate) to execute and perform the Confirmation Deeds to which it is a party and any related documents and the transactions contemplated thereunder and (ii) confirming that MCSGP and MCAG (as appropriate) is entering into the Confirmation Deeds to which it is party on an arm’s length basis and in its own corporate interest and (iii) confirming that guaranteeing or otherwise securing, as appropriate, the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded, and in the case of MCAG, does not constitute an undue accumulation of risk.

(e)	Evidence of the authority of the relevant signatories of each Obligor to execute the Finance Documents to which it is party and any related documents or a confirmation from the chief executive officer or any authorised signatory of the relevant Russian Obligor that these documents have not been amended since they were delivered to the Facility Agent or the Facility Agent’s legal advisers under the Original Facility Agreement.

(f)	Original certificate issued by each Obligor:

(i)	certifying the sample signature and office of each person that is to execute the Finance Documents to which it is party and any related documents on behalf of such Obligor and certifying that such signatories hold the positions in which capacity they will execute such documents;

(ii)	in respect of each Russian Obligor, certifying that none of the Finance Documents to which it is party, and none of the transactions contemplated thereunder, does or will constitute a major transaction or an interested party transaction for it under the JSC Law or the LLC Law (as the case may be), except where requisite corporate approvals validly authorising all major transactions have been and all interested party transactions have been obtained by it with respect to such Finance Documents from a competent governing body of the relevant Obligor that is able to effectively approve such transactions;

(iii)	in respect of each Russian Obligor, certifying that it has not received any voluntary or mandatory offers in accordance with Chapter XI. 1 of the JSC Law and is not subject to any applicable procedures and limitations thereunder;

(iv)	in respect of each Russian Obligor, certifying that the total amount which may be due from it under the Finance Documents to which it is a party as of the date of this Agreement is less than 25 per cent, of the balance sheet value of its assets as of the latest reporting date;

(v)	in respect of each Russian Obligor, certifying that the conclusion of and the performance by it of its obligations under the Finance Documents to which it is a party and any related documents would not contravene any of its internal orders or regulations or decisions of its governing bodies and the power of the chief executive officer and, where relevant, any authorised signatories to act on its behalf, as defined in its constitutional documents and in any power(s) of attorney issued to any signator(y)(ies), is not limited by any of its internal documents or decisions of its governing bodies or by any contract or agreement;

(vi)	in respect of each Russian Obligor, certifying that it is not a legal entity which is subject to the requirements of Federal Law No. 223-FZ “On purchase of goods, works and services by certain categories of legal entities” of 18 July 2011;

(vii)	in respect of each of MCSGP and MCAG, confirming that it is entering into the Finance Documents to which it is party on an arm’s length basis and in its own corporate interest.

(viii)	certifying that each copy document relating to it that is specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as of a date no earlier than the date of this Agreement; and

(ix)	confirming that borrowing, guaranteeing or otherwise securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded, and in the case of MCAG, does not constitute an undue accumulation of risk.

Yakutugol

Evidence that the Facility Agent has received (or waived in writing) all the documents and other evidence listed in Schedule 1 (Conditions precedent) of the amendment agreement dated on or about the date of this Agreement relating to the Yakutugol Mining Facility Agreement (the “Yakutugol Amendment Agreement”) in form and substance satisfactory to the Facility Agent (in accordance with the terms of the Yakutugol Amendment Agreement) and that the relevant Majority Lender Amendment Effective Date and All Lender Amendment Effective Date under the Yakutugol Amendment Agreement will occur contemporaneously with the Majority Lender Amendment Effective Date and the All Lender Amendment Effective Date under this Agreement.

Legal opinions

(a)	Legal opinion of Linklaters CIS as to matters of English law.

(b)	Legal opinion of Linklaters CIS as to matters of Russian law.

(c)	Legal opinion of Linklaters Singapore Pte. Ltd. as to matters of Singapore law.

(d)	Legal opinion of Walder Wyss as to matters of Swiss law.

Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

(b)	Evidence of payment or arrangements for payment (satisfactory to the Facility Agent), on or prior to the Majority Lender Amendment Effective Date, of all fees and reimbursement of expenses (including all legal and any other professional advisors’ fees) then due by the Borrower.

(c)	Evidence that Oriel Resources Limited (whose address is 33 Cavendish Square, London, United Kingdom W1G OPW) has agreed to act as the Borrower’s agent for process in England in respect of this Agreement pursuant to which it is expressed to be appointed.

(d)	Solvency Certificates (Betreibungsauszug) dated no more than 10 days prior to the date of this Agreement issued by the Debt Enforcement Office in Zug relating to MCAG.

SCHEDULE 2

Additional Approved Offtakers

1.	Baosteel Resources International Co Ltd

2.	Winsway Resources Holdings Pte Ltd.

3.	Genesco Co., Ltd

4.	Sinosteel Raw Materials Co., Ltd

5.	Rizhao Rijn Chemical and Industry Co., Ltd

6.	Shunshun Development (HK) Co., Ltd

7.	Rizhao Xiangyu Trade Co., Ltd

8.	Tianjin Binhai Haitong Logistics Co., ltd

9.	Sinomet International Group (HK) Limited

10.	Rizhao ChangbinTrade Co., Ltd

11.	Rizhao New North Coal &Chemical Indusrty Co., Ltd

12.	CNBM (Hong Kong) Limited

13.	CNBM International Corporation

14.	China National Coal Industry Imp. & Exp Group

15.	Gerdau Acominas S/A

SIGNATURES

The Borrower Southern Kuzbass Coal Company Open Joint Stock Company

By:	/S/ Stanislav Ploshchenko

Name:	Stanislav Ploshchenko

Title:	Authorised Signatory [seal]

/Seal/

The Facility Agent

UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG), London Branch

By:	By:

Name:	Name:

Title:	Title:

SIGNATURES

The Borrower Southern Kuzbass Coal Company Open Joint Stock Company

By:

Name:

Title:	Authorised Signatory [seal]

/Seal/

The Facility Agent

UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG), London Branch

By:	/S/ Andrew Osborne	By:	/S/ Anne Brett

Name:	Andrew Osborne	Name:	Anne Brett

Title:	Associate Director	Title:	Director